UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 19, 2007

ZYGO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12944	06-0864500
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Laurel Brook Road, Middlefield, CT		06455-0448
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(860) 347-8506

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY
ARRANGEMENTS OF CERTAIN OFFICERS.

On November 19, 2007, Zygo Corporation (the “Company”) entered into a new Employment Agreement (the “Agreement”) with Mr. Douglas J. Eccleston, its Senior Vice President, Precision Positioning Solutions. The Agreement provides for an annual salary of no less than $233,000. Mr. Eccleston will also receive a monthly automobile allowance of $900 per month. The Agreement also provides that if Mr. Eccleston’s employment is terminated for any reason other than justifiable cause, disability or death, the Company will pay six months of base salary. The Agreement further provides that if, following a “Change in Control” (as defined in the Agreement), Mr. Eccleston resigns or is terminated for other than “justifiable cause” (as defined in the Agreement), the Company will pay the six months of base salary, a pro-rated bonus, and certain health and dental benefits providing that certain conditions are met. The Agreement also includes a non-compete covenant, which continues for a period of one year following termination of employment. The Agreement has an initial term of one year, and is automatically renewable for additional one-year periods unless terminated in accordance with its terms or not renewed by either party.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1	Employment Agreement, entered into on November 19, 2007, between Zygo Corporation and Douglas J. Eccleston, Senior Vice President, Precision Positioning Solutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION

Date: November 20, 2007	By:	/s/ Walter A. Shephard
Name: Walter A. Shephard
Title: Vice President Finance,
Chief Financial Officer, and Treasurer

EXHIBIT INDEX

99.1	Employment Agreement, entered into on November 19, 2007, between Zygo Corporation and Douglas J. Eccleston, Senior Vice President, Precision Positioning Solutions.